Exhibit 10.2

CONFIDENTIAL

Global Business Travel Group, Inc.
GBT JerseyCo Limited

666 Third Avenue

New York New York 10017

July 10, 2023

RE: Shareholders Agreement

Reference is hereby made to the Shareholders Agreement, dated as of May 27, 2022, by and among Global Business Travel Group, Inc., a Delaware corporation, GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey, American Express Travel Holdings Netherlands Coӧperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (as clarified by that certain letter dated November 17, 2022, and as amended from time to time, the “Shareholders Agreement”). Capitalized terms used but not defined in this letter agreement (this “Letter”) have the meanings given to them in the Shareholders Agreement.

The parties hereto are entering into a series of related agreements, pursuant to which, among other things, all of the B Ordinary Shares and Class B Common Stock owned by Amex, Juweel and Expedia will be exchanged for shares of Class A Common Stock (including a contingent number of shares of Class A Common Stock to be issued as described below and in the BCA Amendment (as defined herein)), in a transaction or series of transactions intended to qualify for non-recognition treatment under Section 351 of the Code (the “351 Exchange”). As part of the 351 Exchange, and concurrently with the execution of this Letter, the Company and JerseyCo are amending the BCA (the “BCA Amendment”) to provide that, upon achievement of any Triggering Event prior to the Earnout Termination Date, the C Ordinary Shares owned by Amex, Juweel and Expedia as of the date hereof will be cancelled and Amex, Juweel and Expedia (or their applicable designees) will receive additional shares of Class A Common Stock, rather than the B Ordinary Shares and Class B Common Stock into which the C Ordinary Shares otherwise would have converted. After giving effect to the 351 Exchange, the Company will own all of the equity interests in JerseyCo for U.S. federal income tax purposes, and the Company’s and JerseyCo’s “Up-C” structure will be eliminated.

The parties hereto now desire to amend the below definitions in the Shareholders Agreement by adding the below bolded text to, and deleting the ~~strikethrough~~ text from, the Shareholders Agreement as if such amended definitions were included in the original Shareholders Agreement.

“Amex Shares” shall mean the Shares held by Amex on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of the ~~conversion and re-designation~~ issuance of additional Class A Common Stock to Amex on account of its pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“B Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date~~, including as a result of the conversion and re-designation of C Ordinary Shares issued to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date~~.

“C Ordinary Shares” shall mean non-voting redeemable shares of JerseyCo designated as ordinary shares with a nominal value of Euro €0.00001, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date~~; provided, however, that B Ordinary Shares resulting from the conversion and re-designation of C Ordinary Shares issued to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date, will not constitute C Ordinary Shares under this definition~~.

“Class A Common Stock” shall mean shares of Class A common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

“Class B Common Stock” shall mean shares of Class B common stock, par value $0.0001 per share, of the Company, including all such securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date~~, including contemporaneously with the issuance of B Ordinary Shares to certain JerseyCo shareholders on account of their pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date~~.

“Juweel Shares” shall mean the Shares held by Juweel on the Effective Date, including all securities issued in connection with any merger, consolidation, share exchange, share dividend, share distribution, share split, reverse share split, share combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof following the Effective Date, including as a result of the ~~conversion and re-designation~~ issuance of additional Class A Common Stock to Juweel on account of its pre–Effective Date ownership of Company Ordinary Shares (as defined in the BCA), upon the occurrence of any Triggering Event prior to the Earnout Termination Date.

In addition, the parties hereto now desire to add new paragraph 4.4.11 to the Shareholders Agreement as if such amended paragraph 4.4.11 was included in the original Shareholders Agreement.

4.4.11.      Partnership Status. For the avoidance of doubt, the provisions of this Section 4.4 shall have effect only with respect to any taxable period for which JerseyCo is treated as a partnership for U.S. federal, state or local income Tax purposes.

In addition, the parties hereto now desire to amend the below sections in the Shareholders Agreement by adding the below bolded text to, and deleting the ~~strikethrough~~ text from, the Shareholders Agreement as if such amended sections were included in the original Shareholders Agreement.

3.3.2(d)    amendments to JerseyCo’s constitutional documents, including the Articles, that (i)(A) relate specifically and solely to rights, priorities or privileges of ~~the B Ordinary Shares or~~ the C Ordinary Shares~~, as applicable,~~ or (B) have a disproportionate adverse effect on ~~the B Ordinary Shares or~~ the C Ordinary Shares~~, as applicable~~, as compared to any other class or series of Shares, and (ii) do not require a separate class vote of the holders of ~~B Ordinary Shares or~~ C Ordinary Shares~~, as applicable~~; provided that, for the avoidance of doubt, this clause (d) shall not apply in the case of a change of control of the Company or JerseyCo in which the relative rights, priorities and privileges of ~~B Ordinary Shares or~~ C Ordinary Shares~~, as applicable~~, prior to giving effect to such transaction, are respected; or

5.1.       Capital Accounts. (a) For any period for which JerseyCo is treated as a partnership for U.S. federal, state or local income Tax purposes, JerseyCo shall maintain a separate capital account (each, a “Capital Account”) for each holder of JerseyCo Shares in accordance with the following provisions:

6.1.2.       ~~By March 31 of each Tax Year~~With respect to any Tax Year in which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes, at least 60 days prior to providing Tax Forms in accordance with Section 6.1.3, JerseyCo shall, at its expense, use reasonable efforts to provide or cause to be provided to each holder of JerseyCo Shares a good faith estimate of the items that will be reported on the Schedule K-1 with respect to such holder for ~~the precedings~~such Tax Year, which good faith estimate may be based to the extent practicable on the quarterly reports described in Section 6.1.4 hereto and shall include, to the extent reasonably practicable, sufficient information to (a) permit such holder to identify items of income described in Section 871(a) or 881(a) of the Code (commonly referred to as “FDAP income”), (b) identify the U.S. source dividend income allocated to such holder, and (c) permit such holder to determine the amount of any material “unrelated business taxable income” (within the meaning of Section 512(a) of the Code) with respect to any direct or indirect beneficial owner of such holder that is a Tax-exempt organization.

6.1.3.       With respect to any Tax Year in which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes, JerseyCo shall use reasonable efforts to, by ~~May 31 of each succeeding~~the earlier of (x) the due date (taking into account automatic extensions) for filing JerseyCo’s IRS Form 1065 (U.S. Return of Partnership Income) in respect of such Tax Year and (y) May 31 of the calendar year immediately following the calendar year in which such Tax Year ends, at its expense, provide or cause to be provided to each holder of JerseyCo Shares a Schedule K-1 and any other U.S. federal, state, local or foreign income Tax Returns, forms, statements and related disclosures or other information (each, a “Tax Form”) with respect to JerseyCo for the preceding Tax Year as may be necessary to enable such holder to (a) prepare its U.S. federal income Tax Returns, including a statement showing such holder’s share of income, gain, loss, deductions and credits for such Tax Year for U.S. federal income Tax purposes, (b) prepare such state, local and foreign income Tax Returns and other Tax Returns as are required to be filed by such holder (or its direct or indirect beneficial owners) as a result of JerseyCo’s activities in any applicable jurisdiction, (c) in the case of any holder, allocate among its direct or indirect beneficial owners such holder’s distributive share of Company income or loss based on the jurisdiction in which the income or loss arose in a form that will enable such holder to prepare the U.S. federal, state and local income Tax Returns of such direct and indirect beneficial owners, and (d) in the case of any holder, determine and differentiate among items of U.S. Source Income and items of Non-U.S. Source Income allocated to such holder.

6.1.4.        Within ten (10) days after the end of each calendar quarter during which JerseyCo was treated as a partnership for U.S. federal, state or local income Tax purposes (or sooner if required by a holder of JerseyCo Shares to comply with any requirement of Law), JerseyCo shall, at its expense, deliver or cause to be delivered to each holder a report with respect to such calendar quarter containing an estimate of such quarter’s taxable income and Tax payments, an estimate of U.S. Source Income and Non-U.S. Source Income and other information reasonably requested by such holder in writing (including through any accounting firm employed by a holder) and a description of substantial investments and acquisitions made directly or indirectly by JerseyCo (including, for the avoidance of doubt, investments made by any Subsidiary of JerseyCo) during such calendar quarter (including a designation of whether (and to what extent) the taxable income generated by such investment or acquisition is expected to be U.S. Source Income or Non-U.S. Source Income). Such report shall also include a good-faith estimate of the preceding items for each remaining calendar quarter of the applicable Tax Year.

6.2.       PFIC. JerseyCo, in consultation with the Company and the Shareholders, shall make a good faith determination each Tax Year whether JerseyCo holds, directly or indirectly, an interest in any “passive foreign investment company” (as defined in Section 1297(a) of the Code) (“PFIC”). If JerseyCo determines that it holds an interest in a PFIC for any Tax Year, then JerseyCo shall notify the Company and each Shareholder that such entity is a PFIC and use commercially reasonable efforts to cause such PFIC to provide (and if provided by such PFIC, to provide each holder of JerseyCo Shares as soon as practicable thereafter) (a) all information necessary for such holder to make and maintain a “qualified electing fund” election in respect of such PFIC, (b) all information necessary to complete an IRS Form 8621, and (c) a PFIC Annual Information Statement in accordance with applicable Law. JerseyCo also agrees to use commercially reasonable efforts to cause such PFIC to allow each holder to inspect and copy such PFIC’s permanent books of account, records, and such other documents as may be necessary to establish that the financial information included on such PFIC Annual Information Statement is computed in accordance with U.S. federal income Tax principles. This Section 6.2 shall have effect only with respect to any taxable period in which JerseyCo is treated as a partnership for U.S. federal income Tax purposes.

6.3.       CFC. JerseyCo shall make a good faith determination each Tax Year whether it holds, directly or indirectly, an interest in a “controlled foreign corporation” (as defined in Section 957 of the Code) (“CFC”), and if JerseyCo determines that it holds an interest in a CFC for any Tax Year, then JerseyCo shall use commercially reasonable efforts to (a) notify each holder of JerseyCo Shares that such entity is a CFC and (b) provide each holder with any information or calculations as may be required by such holder to timely file any required Tax Returns or information returns, including IRS Form 5471 (and any schedules thereto). This Section 6.3 shall have effect only with respect to any taxable period in which JerseyCo is treated as a partnership for U.S. federal income Tax purposes.

6.5.4.        JerseyCo, the Company and the Shareholders agree to cooperate in good faith to effect the provisions of this Section 6.5 (including in the making and filing of any election necessary to obtain any U.S. Tax classification as determined under this Section 6.5). No change will be made to the U.S. federal income tax classification of JerseyCo or any of its Subsidiaries that is effective on or before July 10, 2023, without the prior consent of the each Shareholder (acting in its individual sole discretion).

6.6.       Effectively Connected Income. ~~The~~With respect to any taxable period (or the portion thereof) ending on or before July 10, 2023 or during which the Company is not the sole beneficial owner of 100% of the equity interests in JerseyCo as determined for U.S. federal income tax purposes, the Company and JerseyCo shall use commercially reasonable efforts to conduct JerseyCo’s business operations (including the business operations of its Subsidiaries) in a manner (a) so that JerseyCo is not considered to be Engaged in a USTB, and (b) to the extent that the Company or JerseyCo determines that JerseyCo is Engaged in a USTB, that minimizes the allocable share of any taxable income or gain which is effectively connected with the conduct of a trade or business within the United States to any Shareholder (or its direct and indirect owners), including as a result of JerseyCo or any of its Subsidiaries (other than the U.S. Subsidiary Entities) having an office or other fixed place of business within the United States (as contemplated by Section 864(c)(4)(B)(iii) of the Code and the Treasury Regulations thereunder).

6.8.       Election Pursuant to Section 754 of the Code. JerseyCo shall maintain an election under Section 754 with respect to JerseyCo and its relevant Subsidiaries for any taxable year in which JerseyCo is treated as a partnership for U.S. federal income tax purposes.

6.9(g)         The provisions of this Section 6.9 shall have effect only with respect to any taxable period for which JerseyCo is treated as a partnership for U.S. federal income Tax purposes. Notwithstanding anything to the contrary in the immediately preceding sentence, the obligations under this Section 6.9 shall survive the transfer or termination of an interest in JerseyCo, as well as the termination, dissolution, liquidation, and winding up of JerseyCo (including a termination of its status as a partnership for U.S. federal income Tax purposes).

6.10.           United States Property. For any taxable period (or the portion thereof) ending on or before July 10, 2023, JerseyCo and each Subsidiary shall use reasonable best efforts, in consultation with Amex and Expedia and taking into account the Tax positions of Amex and Expedia and their respective Affiliates, (i) not to hold any obligation of a United States person within the meaning of Section 956(c)(1) of the Code other than an obligation described in Section 956(c)(2) of the Code that would be expected to require Amex or Expedia to include in income amounts described in Section 956 of the Code, and (ii) to provide funds to the U.S. Subsidiary Entities, if necessary, as Capital Contributions by JerseyCo and not as debt.

Upon the effectiveness of this Letter, each reference in the Shareholders Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Shareholders Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Shareholders Agreement, shall mean and be deemed a reference to the Shareholders Agreement, as amended by this Letter.

Except as specifically provided for in this Letter, no changes, amendments, or other modifications are being made to the terms of the Shareholders Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

This Letter shall be subject to Article X of the Shareholders Agreement, which is incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Letter to be executed as of the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer and Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary

GBT JERSEYCO LIMITED

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Director

[Signature Page to Letter – Shareholders Agreement]

American Express Travel Holdings Netherlands Coöperatief U.A.

By:	/s/ Gregory A. Hybl
	Name:	Gregory A. Hybl
	Title:	Director

[Signature Page to Letter – Shareholders Agreement]

JUWEEL INVESTORS (SPC) LIMITED, acting on behalf of and for the account of the LEGACY SEGREGATED PORTFOLIO

By:	/s/ Michael Gregory O'Hara
	Name:	Michael Gregory O'Hara
	Title:	Authorized Signatory

[Signature Page to Letter – Shareholders Agreement]

EG CORPORATE TRAVEL HOLDINGS LLC

By:	/s/ Harshit Vaish
	Name:	Harshit Vaish
	Title:	Authorized Signer

[Signature Page to Letter – Shareholders Agreement]